Exhibit 3.1

Redwood Trust, Inc.

ARTICLES OF AMENDMENT

Redwood Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the first sentence of Section (A) of Article VI in its entirety and inserting the following in lieu thereof:

The total number of shares of stock of all classes which the Corporation has authority to issue is Three Hundred Ninety Five Million (395,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in aggregate par value to Three Million Nine Hundred Fifty Thousand Dollars ($3,950,000).

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 270,000,000 shares of capital stock, all of which is classified as common stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $2,700,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 395,000,000 shares of capital stock, all of which is classified as common stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $3,950,000.

FOURTH: The amendment of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: These Articles of Amendment shall be effective on June 15, 2020.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested by its Secretary this 11th day of June, 2020.

ATTEST:		REDWOOD TRUST, INC.

/s/ Andrew P. Stone		By:	/s/ Collin L. Cochrane
Name:	Andrew P. Stone	Name:	Collin L. Cochrane
Title:	Executive Vice President, General	Title:	Chief Financial Officer
Counsel, and Secretary